THOMPSON	ATLANTA CINCINNATI COLUMBUS NEW YORK
HINE	BRUSSELS CLEVELAND DAYTON WASHINGTON, D.C.

April 3, 2007

ThomasLloyd Funds 427 Bedford Road Pleasantville, New York 10570

Dear Board Members:

We hereby consent to all references to our firm included in or made a part of this Post-Effective Amendment No. 19 to the Registration Statement, File Nos. 333-05208 and 811-09156 (the “Registration Statement”), of ThomasLloyd Funds (the “Trust”).  We hereby give you our permission to file this consent with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 19 to the Registration Statement.  This consent may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent.

Very truly yours,

THOMPSON HINE LLP